                                               Registration No. 333-
                                               Filed April 16, 1999 ---------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                          Fidelity Financial of Ohio, Inc.
-------------------------------------------------------------------------------
    (Exact Name of Registrant as specified in its Articles of Incorporation)

        Ohio                                              31-1455721
--------------------------                   --------------------------------
(State of incorporation)                       (IRS Employer Identification No.)


                              5535 Glenway Avenue
                             Cincinnati, Ohio 45238
-------------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)


Options to purchase Common Stock of the Registrant issued by the Registrant pursuant to an Agreement of Merger, dated as of September 28, 1998, among the Registrant, Fidelity Acquisition Corporation and Glenway Financial Corporation ("Glenway"), upon conversion of options to purchase Common Stock of Glenway under Glenway's 1990 Stock Option and Incentive Plan
-------------------------------------------------------------------------------
                            (Full Title of the Plan)


Robert R. Sudbrook                                        Copies to:
President and Chief Executive Officer                     Jeffrey D. Haas, Esq.
Fidelity Financial of Ohio, Inc.                          Patricia J. Wohl, Esq.
5535 Glenway Avenue                                       Elias, Matz, Tiernan & Herrick L.L.P.
Cincinnati, Ohio 45238                                    734 15th Street, N.W.
(513) 922-5959                                            Washington, D.C. 20005
--------------------------------------                    (202) 347-0300
(Name, address and telephone number of
agent for service)


                               Page 1 of 29 pages
                     Index to Exhibits is located on page 7

                               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------

      Title of
     Securities            Amount         Proposed Maximum         Proposed Maximum
        to be               to be          Offering Price             Aggregate              Amount of
     Registered         Registered(1)         Per Share             Offering Price        Registration Fee
------------------------------------------------------------------------------------------------------------
Common Stock,
  par value $.10           90,036(2)             $  7.98(3)              $ 718,487(3)             $199.74

Common Stock,
  par value $.10           68,250(4)              $12.19(5)              $ 831,968(5)              231.29
                           ------                                          -------                 ------

    Total                 158,286                                       $1,550,455                $431.03
                          =======                                        =========                 ======

------------------------------------------------------------------------------------------------------------


(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock, par value $.10 per share ("Common Stock"), of Fidelity Financial of Ohio, Inc. (the "Company" or "Registrant") registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2) Represents the number of shares of Common Stock of the Company reserved for issuance as a result of the conversion of outstanding options to purchase common stock of Glenway Financial Corporation ("Glenway") into options to purchase Common Stock of the Company pursuant to an Agreement of Merger, dated as of September 28, 1998, among the Company, Fidelity Acquisition Corporation and Glenway (the "Agreement").

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options, as converted, to purchase shares of Common Stock.

(4) Represents the number of shares of Common Stock of the Company reserved for issuance as a result of the conversion of options to purchase common stock of Glenway which are authorized but unissued into options to purchase Common Stock of the Company pursuant to the Agreement.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share for 68,250 shares for which stock options have not been granted under the 1990 Stock Option and Incentive Plan is equal to the average of the high and low prices of the Common Stock of the Company on April 12, 1999 on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market.

                           --------------------------
      This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

              (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

              (b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

              (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form S-4 (File No. 333-69293) filed on December 18, 1998.

              (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

      Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not applicable because the Common Stock is registered under Section 12 of the Exchange Act.

ITEM. 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article VII of the Registrant's Articles of Incorporation provides as follows:

      The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

      Section 1701.13 of the Ohio General Corporation Law provides as follows with respect to indemnification:

      (E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

           (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation. to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

           (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or
(2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

           (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit or proceeding referred to in division (E)(1) or (2) of this section;

                (b)  If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                (c)  By the shareholders;

                (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

      Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

           (5) (a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
(2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                     (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                     (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

                (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon the receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

           (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

           (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent or another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

           (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
(7).

           (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):


      No.         Exhibit
      ---         -------
      4           Specimen Stock Certificate of Fidelity Financial of Ohio, Inc. (1)

      5           Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                  as to the legality of the securities

      23.1        Consent of Elias, Matz, Tiernan & Herrick L.L.P.
                  (contained in the opinion included as Exhibit 5)

      23.2        Consents of Grant Thornton LLP

      No.         Exhibit
      ---         -------
      24          Power of attorney for any subsequent amendments
                   (located in the signature pages of this
                   Registration Statement).

      99 Glenway Financial Corporation 1990 Stock Option and Incentive Plan

      ----------------------

      (1) Incorporated herein by reference from the Company's Form10-K filed with the Commission on April 1, 1996.

ITEM 9.           UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses
(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                       8

      5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 16th day of April 1999.

                                              FIDELITY FINANCIAL OF OHIO, INC.


                                              By: /s/Robert R. Sudbrook
                                                  -----------------------------
                                                  Robert R. Sudbrook, President
                                                   and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Robert R. Sudbrook his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


/s/ John R. Reusing                                           April 16, 1999
-------------------------------------------------------
John R. Reusing, Chairman of the Board


/s/ Robert R. Sudbrook                                        April 16, 1999
-------------------------------------------------------
Robert R. Sudbrook, President,
Chief Executive Officer and Director
   (principal executive officer)


/s/ Michael W. Jordan                                         April 16, 1999
-------------------------------------------------------
Michael W. Jordan, Director


/s/ David A. Luecke                                           April 16, 1999
-------------------------------------------------------
David A. Luecke, Director

                                                              April __, 1999
-------------------------------------------------------
Constantine N. Papadakis, Director


/s/ Paul D. Staubach                                          April 16, 1999
-------------------------------------------------------
Paul D. Staubach, Senior Vice President
and Chief Financial Officer
(principal financial and accounting officer)


                                                              April __, 1999
-------------------------------------------------------
Robert W. Zumbiel, Director



/s/ Joseph D. Hughes                                          April 16, 1999
-------------------------------------------------------
Joseph D. Hughes, Executive Vice
 President and Director



/s/ Thomas N. Spaeth                                          April 16, 1999
-------------------------------------------------------
Thomas N. Spaeth, Director



/s/ Edgar A. Rust                                             April 16, 1999
-------------------------------------------------------
Edgar A. Rust, Director


                                                              April __, 1999
-------------------------------------------------------
Daniel W. Geeding, Director


                                                              April __, 1999
-------------------------------------------------------
Kenneth C. Lichtendahl, Director


                                                              April __, 1999
-------------------------------------------------------
John L. Torbeck, Director